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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
City National Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-32543, 33-38029, 33-60668 and 333-01993) on Form S-8 of City National
Corporation of our report dated January 15, 1998, relating to the consolidated balance sheets of City National Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of City National Corporation.

                                          KPMG Peat Marwick LLP

Los Angeles, California
March 20, 1998